Exhibit 10.19
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this ”Agreement”) is made and entered into as of this 26th day of September 2013 (the ”Effective Date”), by and between Essent US Holdings, Inc., a Delaware corporation (the ”Company”), and Jeff Cashmer (the ”Executive”).
W I T N E S S E T H :
WHEREAS, Executive is currently employed by the Company as its Senior Vice President, Chief Business Officer; and
WHEREAS, Executive is a party to an employment agreement with the Company, dated June 2009 (the ”Prior Agreement”); and
WHEREAS, the Company anticipates that Executive will make material contributions to the short and long term growth and profitability of the Company and Parent;
WHEREAS, the Company desires to continue to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:
Section 1.Definitions.

(a)“Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.

(b)“Agreement” shall have the meaning set forth in the preamble hereto.

(c)“Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(d)“Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.

(e)“Board” shall mean the Board of Directors of the Parent.

(f)“Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) willful and continued failure or refusal by Executive to perform in any material respect his duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Executive of any material assets or business opportunities of the Company or any other member of the Company Group, (iv)  acts of embezzlement or material fraud committed (or attempted) by Executive, or at his direction, (v) Executive’s conviction of or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, or (vii) Executive’s material breach of this Agreement or breach of the Non-Interference Agreement. If, within ninety (90) days subsequent to Executive’s termination for any reason other than by the Company for Cause, the Company determines that Executive’s employment could have been terminated for Cause, Executive’s employment will be deemed to have been terminated for Cause for all purposes, and Executive will be required to disgorge to the Company all amounts received pursuant to this Agreement to the extent that they would not have been paid or payable to Executive had such termination been by the Company for Cause.

(g)“Change of Control” shall mean the first of the following to occur after the Effective Date, provided that all references to the “Company” within this subsection (g) shall apply with equal force and effect to the Parent:

(i)Acquisition of Controlling Interest. Any person or group of persons acting in concert (other than persons who are employees at any time more than one year before a transaction) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities, excluding, however, the following: (A) any acquisition directly from the Company, (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any underwriter temporarily holding securities pursuant to an offering of such securities. In applying the preceding sentence, an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be Change of Control, as reasonably determined by the Board.

(ii)Change in Board Control. During any consecutive one-year period commencing after the Effective Date, individuals who constituted the Board at the beginning of the period (or their approved replacements, as defined in the next sentence) cease for any reason to constitute a majority of the Board. A new director shall be considered an “approved replacement” director if his or her election (or nomination for election) was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or were themselves approved replacement directors, but in either case excluding any director whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board.

(iii)Merger. The Company consummates a merger, or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no person (other than persons who are employees at any time more than one year before the transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities.

(iv)Sale of Assets. The Company consummates a sale or disposition of all, or substantially all, of the Company’s assets.

(v)Liquidation or Dissolution. The Company implements a plan for liquidation or dissolution of the Company.

Notwithstanding the foregoing, (x) a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (y) with respect to the payment of any amount that constitutes a deferral of compensation subject to Section 409A of the Code payable upon a Change of Control, a “Change of Control” shall not be deemed to have occurred unless the Change of Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.
(h)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i)“Company” shall have the meaning set forth in the preamble hereto.

(j)“Company Group” shall mean the Parent together with any direct or indirect subsidiaries of the Parent.

(k)“Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.

(l)“Delay Period” shall have the meaning set forth in Section 13 hereof.

(m)“Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s material duties for a period of one hundred twenty (120) consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected and paid for by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(n)“Executive” shall have the meaning set forth in the preamble hereto.

(o)“Good Reason” shall mean, without Executive’s consent, (i) a material diminution in Executive’s title, authority, duties, or responsibilities as set forth in Section 3 hereof such that Executive is no longer serving in a senior executive capacity for the Company, (ii) a material reduction in Base Salary set forth in Section 4(a) hereof or Annual Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executive officers), (iii) the relocation of Executive’s principal place of employment (as provided in Section 3(c) hereof) more than fifty (50) miles from its current Radnor, Pennsylvania location, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii) or (iii) above). Executive acknowledges and agrees that his exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 8(e) hereof. Notwithstanding the foregoing, during the Term, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing his duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(p)“Long Term Incentive Plan” shall have the meaning set forth in Section 4(b) hereof.

(q)“LTIP Award” shall have the meaning set forth in Section 4(b) hereof.

(r)“Non-Interference Agreement” shall mean the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Exhibit A.

(s)“Parent” shall mean Essent Group Ltd., a Bermuda limited liability company.

(t)“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint‑stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(u)“Prior Agreement” shall have the meaning set forth in the recitals hereto.

(v)“Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time by the Company upon the advice of counsel to comply with changes in applicable law).

(w)“Retirement” shall mean Executive’s voluntary termination of employment without Good Reason either (i) upon satisfaction of the requirements for late, normal or early retirement under the tax-qualified defined contribution plan in which Executive is eligible to participate, as defined in such plan, or (ii) regardless of whether such plan exists, following any date after which Executive has attained the age of sixty-two (62) and completed no less than ten (10) years of continuous service with the Company Group.

(x)“Severance Benefits” shall have the meaning set forth in Section 8(h) hereof.

(y)“Severance Multiplier” shall mean an amount equal to one and one-half (1½).

(z)“Term” shall mean the period specified in Section 2 hereof.

(aa)“SERP” shall have the meaning set forth in Section 4(d) hereof.

Section 2.Acceptance and Term.

The Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company, on the terms and conditions set forth herein. The Term shall commence on the Effective Date and, unless terminated sooner as provided in Section 8 hereof, shall continue during the period ending on the close of business of the three (3) year anniversary of the Effective Date (the ”Initial Term”). The term of this Agreement shall automatically be extended for successive one-year periods (“Extension

Terms” and, collectively with the Initial Term, the ”Term”) unless either party gives written notice of non-extension to the other no later than one hundred twenty (120) days prior to the expiration of the then-applicable Term. For the avoidance of doubt, in the event that the Company provides notice of non-extension to Executive in accordance with this Section 2, such notice and non-extension of the Term shall not be treated as a termination by the Company without Cause or an event that constitutes Good Reason, and Executive shall not be entitled to any Severance Benefits upon such termination of this Agreement.
Section 3.Position, Duties, and Responsibilities; Place of Performance.

(a)Position, Duties, and Responsibilities. During the Term, Executive shall be employed and serve as the Senior Vice President, Chief Business Officer of the Company and the Parent (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such duties and responsibilities commensurate with such titles. Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation. Executive shall report directly to the Chief Executive Officer of the Company.

(b)Performance. Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder or create a potential business or fiduciary conflict.

(c)Principal Place of Employment. Executive’s principal place of employment shall be in Radnor, Pennsylvania, although Executive understands and agrees that he may be required to travel from time to time for business reasons.

Section 4.Compensation.

During the Term, Executive shall be entitled to the following compensation:
(a)Base Salary. Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $350,000, with increases, if any, as may be approved in writing by the Compensation Committee; provided, however, that the foregoing shall not preclude the Company from reducing Executive’s Base Salary as part of an across-the-board reduction applicable to all similarly situated executive officers of the Company.

(b)Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term (the “Annual Bonus Plan”). The target Annual Bonus for each fiscal year, commencing with fiscal year 2014, shall be at least 100% of Base Salary, with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Compensation Committee and communicated to Executive consistent with the Annual Bonus Plan. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Executive’s continuous employment through the payment date, except as otherwise provided in this Agreement.

(c)Long Term Incentive Plan. Commencing with the 2014 calendar year, Executive shall be eligible to participate in the applicable Company long-term incentive plan (“Long Term Incentive Plan”), with an annual target opportunity thereunder of at least 50% of Base Salary. The terms and conditions (e.g., performance measures, vesting schedules, allocation between different forms of equity) of Executive’s long-term incentive awards shall be substantially similar to the terms and conditions of the long-term incentive awards granted to other executive officers of the Company, as determined by the Compensation Committee from time to time (the “LTIP Awards”). The terms and conditions of the grant of LTIP Awards to Executive under the applicable Company’s Long Term Incentive Plan shall be set forth in the award agreement relating to the grant of such LTIP Award.

(d)Supplemental Senior Executive Retirement Plan. Commencing with the 2013 calendar year, Executive shall be eligible to participate in the Company Supplemental Senior Executive Retirement Plan (the “SERP”), if and when established. Executive’s benefits under the SERP shall be treated consistent with and in the same manner as the benefit of the other executive officers of the Company who participate in the SERP.

Section 5.Executive Benefits.

During the Term, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided on no less favorable terms to similarly situated executive officers of the Company. Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case provided on no less favorable terms to similarly situated executive officers of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time.
Section 6.Key-Man Insurance.

At any time during the Term, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such documents.
Section 7.Reimbursement of Business Expenses; Financial Advisory Services.

During the Term, the Company shall pay (or promptly reimburse Executive) for documented, out-of-pocket expenses reasonably incurred by Executive in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

Section 8.Termination of Employment.

(a)General. The Term shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason (including due to Retirement). Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 8 as if Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(b)Termination Due to Death, Disability or Retirement. Executive’s employment shall terminate automatically upon his death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Employment shall terminate upon Executive’s Retirement. Upon Executive’s death or in the event that Executive’s employment is terminated due to his Disability or Retirement, Executive or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i)The Accrued Obligations; and

(ii)Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred; and

(iii)Any service-based vesting or service requirements with respect to any equity grant and other long-term incentive award previously granted to Executive and then outstanding shall become vested and non-forfeitable as of the date of termination of Executive’s employment and any performance-based equity grant and other long-term incentive award previously granted to Executive and then outstanding that has not been earned as of the date of termination of Executive’s employment, shall remain outstanding through the last day of the applicable performance period, without regard for the termination of employment, and shall be earned at a pro-rata amount (based on the amount of time which elapsed from the commencement of the applicable performance period through the date of termination), based on the actual attainment of performance goals during the applicable performance period, and, in other respects, such awards shall be governed by the plans, programs, agreements, or other documents, as applicable, pursuant to which such awards were granted.

Following Executive’s death or a termination of Executive’s employment by reason of a Disability or Retirement, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)Termination by the Company with Cause.

(i)The Company may terminate Executive’s employment at any time with Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (ii) or (vi) of the definition of Cause set forth in Section 1(f) hereof, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than thirty (30) days’ written notice by the Board of the Company’s intention to terminate him with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii)In the event that the Company terminates Executive’s employment with Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment with Cause, except as set forth in this Section 8(c)(ii)). Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i)The Accrued Obligations; and

(ii)Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred; and

(iii)Subject to achievement of the applicable performance conditions for the fiscal year of the Company in which Executive’s termination occurs, as determined by the Compensation Committee, payment of the Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days Executive was employed during such fiscal year, which amount shall be paid at such time annual bonuses are paid to other senior executive officers of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred; and

(iv)A lump sum payment equal to the Severance Multiplier multiplied by the sum of (x) Executive’s then-current Base Salary and (y) Executive’s target Annual Bonus for the fiscal year in which the date of termination occurs, payable as soon as reasonably practicable following the date of termination, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred; and

(v)To the extent permitted by applicable law without any tax or penalty to Executive or any member of the Company Group and subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, for a period of eighteen (18) months following the date of termination of Executive’s employment, on the first regularly scheduled payroll date of each month during such eighteen (18) month period, the Company will pay Executive an amount equal to the monthly COBRA premium cost for current coverage and ; provided, that the payments pursuant to this clause (iv) shall cease earlier than the expiration of the eighteen (18) month period in the event that Executive becomes eligible to receive comparable health benefits through a new employer. In the event that the provision of the continued coverage described herein is legally prohibited, or could subject either the Company or Executive to any tax or penalty, after consulting with Executive, the Company shall be permitted to modify such coverage so as to comply with applicable law and avoid any such tax or penalty;

(vi)Any service-based vesting or service requirements with respect to any equity grant and other long-term incentive award previously granted to Executive and then outstanding that would have vested during a number of months following the date of termination of Executive’s employment equal to the Severance Multiplier multiplied by twelve (12) shall become vested and non-forfeitable as of the date of termination of Executive’s employment; provided, that in the event the termination of Executive’s employment follows a Change of Control, any service-based vesting or service requirements with respect to any equity grant and other long-term incentive award previously granted to Executive and then outstanding shall become fully vested and non-forfeitable as of the date of termination of Executive’s employment;

(vii)Any performance-based equity grant and other long-term incentive award previously granted to Executive and then outstanding that has not been earned as of the date of termination of Executive’s employment, shall remain outstanding through the last day of the applicable performance period, without regard for the termination of employment, and shall be earned at a pro-rata amount (based on the amount of time which elapsed from the commencement of the applicable performance period through the date of termination), based on the actual attainment of performance goals during the applicable performance period , and, in other respects, such awards shall be governed by the plans, programs, agreements, or other documents, as applicable, pursuant to which such awards were granted; and

(viii)Outplacement services at a level commensurate with Executive’s position in accordance with the Company’s practices as in effect from time to time.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), (iv) and (v) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of the Non-Interference Agreement. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.
(e)Termination by Executive with Good Reason. Executive may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within ninety (90) days of Executives knowledge of occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right, and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(f)Termination by Executive without Good Reason. Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 8(f), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 8(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g)Employment following Expiration of the Term. If Executive’s employment with the Company continues beyond the expiration of the Term, Executive shall be considered an “at-will” employee and shall not be entitled to any payments or benefits under this Agreement upon any subsequent termination of employment for any reason whatsoever.

(h)Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), or (e) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs.

Section 9.Non-Interference Agreement.

As a condition of, and prior to commencement of, Executive’s employment with the Company, Executive shall have executed and delivered to the Company the Non-Interference Agreement. The parties hereto acknowledge and agree that this Agreement and the Non-Interference Agreement shall be considered separate contracts, and the Non-Interference Agreement will survive the termination of this Agreement for any reason.

Section 10.Representations and Warranties of Executive.

Executive represents and warrants to the Company that-
(a)Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b)Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)in connection with his employment with the Company, Executive will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 11.Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.
Section 12.Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment or benefit provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 8(d)(iv) hereof, the amount of any payment or benefit provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.
Section 13.Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary-
(a)Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the ”Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b)Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Parent or any of its affiliates (including, without limitation, the Company) be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 14.Golden Parachute Tax Provisions

If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other Person or entity to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by Executive with respect to such excise tax, the “Excise Tax”), then Executive will receive the greatest of the following, whichever gives Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar ($1) less than the amount of the Payments that would subject Executive to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner Executive elects in writing prior to the date of payment. If any Payment constitutes nonqualified deferred compensation or if Executive fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved. All determinations required to be made under this Section 14, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by an independent certified public accounting firm selected by or acceptable to the Company and Executive (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

Section 15.Successors and Assigns; No Third-Party Beneficiaries.

(a)The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Executive’s consent will not be required in connection therewith.

(b)Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c)No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 15(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 16.Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
Section 17.Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.
Section 18.Governing Law and Jurisdiction.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN

THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN DELAWARE, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
Section 19.Notices.

(a)Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b)Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 20.Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.
Section 21.Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, the Prior Agreement.
Section 22.Indemnification.

The Company shall extend to Executive (i) the same indemnification arrangements that are generally provided to other similarly situated executive officers of the Company, including after termination of employment, and (ii) the maximum indemnification rights that are allowable under applicable law as well as under the Company’s memorandum of association or bye-laws.

Section 23.Clawback.

All payments made pursuant to this Agreement are subject to the “clawback” obligations of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Act, as may be amended from time to time, and any other “clawback” obligations pursuant to applicable law, rules, and regulations.
Section 24.Legal Fees

The Company shall pay or reimburse Executive for reasonable and documented legal fees incurred by Executive in connection with the preparation and negotiation of this Agreement.
Section 25.Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 8 through Section 24 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.
Section 26.Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable data format (.pdf) file or image file attachment.
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[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
ESSENT US HOLDINGS, INC.
/s/ Mark A. Casale
By: Mark A. Casale
Title: President and CEO
EXECUTIVE
/s/ Jeff Cashmer
Jeff Cashmer

For purposes of Section 3(a) and 4(c) (and any related
provisions of this Agreement relating to LTIP Awards):

ESSENT GROUP LTD.
/s/ Mark A. Casale
By: Mark A. Casale
Title: President and CEO